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                                                                    EXHIBIT 15.1

                                                           [ANDERSEN LETTERHEAD]





Anadarko Petroleum Corporation
17001 Northchase Drive
Houston, Texas 77060-1714

March 5, 2002

We are aware that Anadarko Petroleum Corporation has incorporated by reference in its Prospectus Supplement to the Prospectus dated March 13, 2001 the Form 10-Q for Union Pacific Resources Group Inc. for the quarter ended March 31, 2000, which includes our report dated April 26, 2000, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ Arthur Andersen LLP